SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-48053

                       EQCC Home Equity Loan Trust 1998-1
               (Exact name of registrant as specified in charter)

              10401 Deerwood Park Blvd, Jacksonville, Florida 32256
                                 (904) 457-5000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         EQCC Home Equity Loan Asset Backed Certificates, Series 1998-1
           Class A-1F, Class A-2F, Class A-3F, Class A-4F, Class A-5F,
                 Class A-6F, Class A-7F, Class A-IO, Class A-1A
            (Title of each class of securities covered by this form)

                                      None
   (Title of all other classes of securities for which a duty to file reports under section 13 or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

        Rule 12g-4(a)(1)(i)           [   ] Rule 12h-3(b)(1)(ii)    [  ]
        Rule 12g-4(a)(1)(ii)          [   ] Rule 12h-3(b)(2)(i)     [  ]
        Rule 12g-4(a)(2)(i)           [   ] Rule 12h-3(b)(2)(ii)    [  ]
        Rule 12g-4(a)(2)(ii)          [   ] Rule 15d-6              [  ]
        Rule  12h-3(b)(1)(i)          [ X ]

Appropriate number of holders of record as of the certification or notice date:
                                       101

Pursuant to the requirements of the Securities Exchange Act of 1934, EquiCredit Corporation of America, as Representative and Servicer of Registrant, has caused this certification /notice to be signed on its behalf by the undersigned duly authorized person

                       EQCC HOME EQUITY LOAN TRUST 1998-1
                                  (Registrant)

                    By:    EQUICREDIT CORPORATION OF AMERICA
                   (Representative and Servicer of Registrant)

Date:  March  31,  1999       By:  /s/ James B. Dodd
                                   _________________
                              Name:    James B. Dodd
                              Title:   Vice President and General Counsel